Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Dollar General Corporation for the registration of 10.625% Senior Notes due 2015, its 11.875%/12.625% Senior Subordinated Toggle Notes due 2017 and related guarantees and to the incorporation by reference therein of our report dated March 31, 2010, with respect to the consolidated financial statements of Dollar General Corporation included in its Annual Report (Form 10-K) for the year ended January 29, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

August 31, 2010